Exhibit 99.1

Ocean Power Technologies Announces Results for the

Fiscal First Quarter Ended July 31, 2013

Pennington, NJ – September 13, 2013 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”) today announced financial results for its Fiscal 2014 first quarter ended July 31, 2013.

Highlights

●	The Company’s net loss for first quarter of Fiscal 2014 declined to $3.8 million from $4.4 million in the first quarter of Fiscal 2013.

●	OPT also recently announced the following developments:

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Deployment of the Company’s enhanced Autonomous PowerBuoy® (“APB-350”) 35 miles off the coast of New Jersey in 140 feet of water. This project is part of the previously-announced Cooperative Research and Development Agreement (“CRADA”) with the U.S. Department of Homeland Security (“DHS”) Science & Technology Directorate. Under this program, the Company has performed in-ocean tests on its proprietary APB-350 to further validate the technology’s capacity for expanded ocean surveillance. The system deployed includes a new acoustic sonar system, in addition to the existing HF radar, to allow detection of sub-surface and surface activity. This round of systems testing has been completed, with very good data received on energy output and on the sonar system“s sub-surface detection of vessel acoustic profiles.

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Award of two grants from the U.S. Department of Energy. The first was made under the Small Business Innovation Research program as a Phase I grant for approximately $150,000. This project is for the study of advanced control technologies for optimizing OPT’s next-generation PowerBuoy. Separately, the Company won a $1.0 million award for work to optimize design of the PowerBuoy’s float and spar, subject to negotiation of the final contract. This effort will include consideration of materials used and the geometry of the systems to maximize power-to-weight output ratios and to reduce overall installed capital costs.

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Final assembly has begun in Spain by OPT and its WavePort consortium partners of a PowerBuoy that features an enhanced energy conversion system utilizing a new wave prediction model. Significant progress continues, including land testing. The buoy features an advanced modular power take-off.

“We are very excited to have received two awards from the U.S. Department of Energy, and appreciate this new opportunity to be part of their initiatives in support of the marine hydrokinetic industry,” said Charles F. Dunleavy, Chief Executive Officer of OPT. “In addition, I am happy to report that we have received positive feedback to the news of this deployment and the expanded mission capability of the APB-350 from several market sectors which we are pursuing. Under this Department of Homeland Security program, we are pleased with the initial results of our APB-350 in terms of power generation and the performance of our new on-board ocean surveillance sonar system. We expect to conduct further tests of the system going forward, building on these initial results and after we implement some planned improvements to the APB-350. At the same time, we are continuing to develop other potential projects in the U.S. and overseas, and we anticipate further progress in the current fiscal year towards commercialization in both our utility and autonomous PowerBuoy end markets.”

Financial Review

OPT’s contract backlog as of July 31, 2013 was $3.5 million, compared to $3.8 million as of April 30, 2013 and $5.8 million as of July 31, 2012. We anticipate that the majority of our backlog will be recognized as revenues over a period exceeding 12 months. Approximately $1.2 million of our July 31, 2013 backlog is for our Oregon project; the realization of that backlog depends on resolution of regulatory matters and our decision to seek additional funding to enable completion of this project. Backlog includes funded amounts and unfunded amounts that are expected to be funded in the future. The current backlog is fully funded. The Company’s contract backlog consists largely of cost-sharing contracts to support product development.

Results for the Fiscal First Quarter Ended July 31, 2013

For the three months ended July 31, 2013, OPT reported revenue of $0.5 million as compared to revenue of $1.0 million for the three months ended July 31, 2012. This decrease relates primarily to a lower level of external funding for the Company’s Mark 4 PowerBuoy development project and a decline in revenue tied to OPT’s prospective PowerBuoy deployment off Reedsport, Oregon, which has been delayed pending resolution of regulatory, financial and other matters. OPT also completed the current phase of the Company’s project with Mitsui Engineering & Shipbuilding in the prior fiscal year.

The net loss for the three months ended July 31, 2013 was $3.8 million as compared to a net loss of $4.4 million for the three months ended July 31, 2012. The favorable decrease in the Company’s net loss year-over-year reflects lower product development costs, with the decline primarily due to a lower level of activity for OPT’s project in Oregon.

Cash and Investments

On July 31, 2013 total cash, cash equivalents, restricted cash and investments were $18.6 million, as compared to $21.7 million as of April 30, 2013. Net cash used in operating activities was $3.1 million and $3.4 million for the three months ended July 31, 2013 and 2012, respectively. Net cash used was lower in the Fiscal 2014 first quarter relative to the corresponding prior year period due to lower expenses related to the Company’s Oregon project.

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Additional information may be found in the Company’s Quarterly Report on Form 10-Q that will be filed with the U.S. Securities and Exchange Commission (“SEC”). The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations tab.

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Conference Call Details

The Company will host a conference call to review these results at 10:00 a.m. Eastern Time today. The call will be available by telephone at 877-703-6106 (toll free in the U.S.) or 857-244-7305 (for international callers), using passcode 94964242. Investors may also access a webcast by visiting the Company's website at www.oceanpowertechnologies.com and clicking on the Investor Relations tab, then Webcasts & Presentations. Recorded replays of the conference call will be available on the Company’s website and by telephone at 888-286-8010 (toll free in the U.S.) or 617-801-6888 (for international callers), replay passcode 66111918, beginning at 1:00 p.m. Eastern on September 13, 2013.

About Ocean Power Technologies

Ocean Power Technologies, Inc. (Nasdaq: OPTT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable and clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy and participates in an estimated $150 billion annual power generation equipment market. OPT’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into clean electricity. The Company is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from more than 15 years of in-ocean experience. OPT is headquartered in Pennington, New Jersey, USA with an office in Warwick, UK, and operations in Melbourne and Perth, Australia. More information can be found at www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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Company Contact: Charles F. Dunleavy, Chief Executive Officer of OPT	Telephone: +1 609 730 0400

Consolidated Balance Sheets as of

July 31, 2013 and April 30, 2013

ASSETS	July 31, 2013	April 30, 2013
	(Unaudited)
Current assets:
Cash and cash equivalents	$7,337,651	6,372,788
Marketable securities	9,996,250	13,996,705
Accounts receivable, net	323,852	796,332
Unbilled receivables	89,722	127,598
Other current assets	373,905	152,962
Total current assets	18,121,380	21,446,385
Property and equipment, net	662,713	700,968
Patents, net	992,124	1,044,902
Restricted cash	1,279,864	1,366,256
Other noncurrent assets	305,693	272,548
Total assets	$21,361,774	24,831,059
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,068,379	510,031
Accrued expenses	3,766,394	3,900,623
Unearned revenues	533,825	1,117,115
Current portion of long-term debt	100,000	100,000
Total current liabilities	5,468,598	5,627,769
Long-term debt	225,000	250,000
Long-term unearned revenues	516,782	232,033
Deferred credits	600,000	600,000
Total liabilities	6,810,380	6,709,802
Ocean Power Technologies, Inc. stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares, issued 10,394,798 and 10,403,215 shares, respectively	10,395	10,403
Treasury stock, at cost; 37,852 and 33,771 shares, respectively	(130,707)	(123,893)
Additional paid-in capital	159,385,020	159,155,365
Accumulated deficit	(144,421,281)	(140,671,311)
Accumulated other comprehensive loss	(98,576)	(79,786)
Total Ocean Power Technologies, Inc. stockholders’ equity	14,744,851	18,290,778
Noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	(193,457)	(169,521)
Total equity	14,551,394	18,121,257
Total liabilities and stockholders’ equity	$21,361,774	24,831,059

Consolidated Statements of Operations

For the Three Months Ended July 31, 2013 and 2012

(Unaudited)

	July 31, 2013	July 31, 2012
Revenues	$460,927	982,396
Cost of revenues	460,376	979,860
Gross profit	551	2,536
Operating expenses:
Product development costs	1,270,945	1,927,427
Selling, general and administrative costs	2,547,759	2,384,338
Total operating expenses	3,818,704	4,311,765
Operating loss	(3,818,153)	(4,309,229)
Interest income, net	358	55,424
Foreign exchange gain (loss)	21,770	(108,323)
Net loss	(3,796,025)	(4,362,128)
Less: Net loss attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	46,055	26,075
Net loss attributable to Ocean Power Technologies, Inc.	$(3,749,970)	(4,336,053)
Basic and diluted net loss per share	$(0.36)	(0.42)
Weighted average shares used to compute basic and diluted net loss per share	10,321,457	10,295,999

Consolidated Statements of Cash Flows

For the Three Months Ended July 31, 2013 and 2012

(Unaudited)

	July 31, 2013	July 31, 2012

Cash flows from operating activities:
Net loss	$(3,796,025)	(4,362,128)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain) loss	(21,770)	108,323
Depreciation and amortization	107,237	116,492
Treasury note premium amortization	5,392	7,734
Compensation expense related to stock option grants and restricted stock	229,655	386,550
Changes in operating assets and liabilities:
Accounts receivable	472,480	(99,302)
Unbilled receivables	37,877	(12,443)
Other current assets	(224,240)	120,649
Other noncurrent assets	(35,344)	(13,252)
Accounts payable	562,092	230,884
Accrued expenses	(118,537)	369,247
Unearned revenues	(581,096)	(226,967)
Long-term unearned revenues	284,749	—
Net cash used in operating activities	(3,077,530)	(3,374,213)
Cash flows from investing activities:
Purchases of marketable securities	(6,998,108)	(9,833,736)
Maturities of marketable securities	10,993,172	9,171,233
Restricted cash	100,000	75,000
Purchases of equipment	(14,522)	(224,891)
Net cash provided by (used in) investing activities	4,080,542	(812,394)
Cash flows from financing activities:
Repayment of debt	(25,000)	(25,000)
Acquisition of treasury stock	(6,814)	(9,122)
Net cash used in financing activities	(31,814)	(34,122)
Effect of exchange rate changes on cash and cash equivalents	(6,335)	(43,074)
Net increase (decrease) in cash and cash equivalents	964,863	(4,263,803)
Cash and cash equivalents, beginning of period	6,372,788	9,353,460
Cash and cash equivalents, end of period	$7,337,651	5,089,657